                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 2)(1)


                             Spectralink Corporation
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    847580107
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 2 of 16 pages.
---------------------------------                -------------------------------


--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3060511
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-

               -----------------------------------------------------------------

                6.   Shared Voting Power
Beneficially
Owned By                     2,527,583

               -----------------------------------------------------------------

                7.   Sole Dispositive Power
Each
Reporting                    -0-

               -----------------------------------------------------------------

Person         8.    Shared Dispositive Power
With
                             2,527,583

--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                2,527,583

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 3 of 16 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3058675
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                 (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-

               -----------------------------------------------------------------

                6.   Shared Voting Power
Beneficially
Owned By                     2,527,583

               -----------------------------------------------------------------

                7.   Sole Dispositive Power
Each
Reporting                    -0-

               -----------------------------------------------------------------

Person         8.    Shared Dispositive Power
With
                             2,527,583

--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                2,527,583

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 4 of 16 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MAYFIELD ASSOCIATES FUND, A CALIFORNIA LIMITED PARTNERSHIP
       94-3062899
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       CALIFORNIA
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             90,036
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             90,036
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                90,036

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                0.5%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                PN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 5 of 16 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             2,617,619
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             2,617,619
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                2,617,619

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.5%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 6 of 16 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       KEVIN A. FONG
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             2,617,619
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             2,617,619
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                2,617,619
--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.5%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 7 of 16 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             2,617,619
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             2,617,619
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                       2,617,619

-------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.5%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 8 of 16 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             2,617,619
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             2,617,619
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                2,617,619

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.5%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 9 of 16 pages.
---------------------------------                -------------------------------




--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       MICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             2,617,619
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             2,617,619
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                2,617,619

------------------------------------------------------------------------------ -
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.5%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

                                       13G
---------------------------------                -------------------------------
CUSIP No. 847580107                               Page 10 of 16 pages.
---------------------------------                -------------------------------



--------------------------------------------------------------------------------
1.     Name of Reporting Person
       I.R.S. Identification No. of Above Persons (Entities Only)

       A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.     Check the Appropriate Box if a Member of a Group         (a) [ ]
                                                                (b) [X]

--------------------------------------------------------------------------------
3.     SEC Use Only

--------------------------------------------------------------------------------
4.     Citizenship or Place of Organization

       U.S.
--------------------------------------------------------------------------------

                5.   Sole Voting Power
Number of
Shares                       -0-
               -----------------------------------------------------------------

Beneficially    6.   Shared Voting Power
Owned By
                             2,617,619
               -----------------------------------------------------------------

Each            7.   Sole Dispositive Power
Reporting
                             -0-
               -----------------------------------------------------------------
Person
With           8.    Shared Dispositive Power

                             2,617,619
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                2,617,619

--------------------------------------------------------------------------------
10.     Check Box if the Aggregate Amount in Row (9)
        Excludes Certain Shares                                     [ ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

                13.5%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

                IN

--------------------------------------------------------------------------------

ITEM 1.

        (a)   NAME OF ISSUER:

              Spectralink Corporation

        (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              5755 Central Avenue
              Boulder, CO 80301

ITEM 2.

        (a)   NAME OF PERSONS FILING:

              Mayfield VI Investment Partners, a California Limited Partnership Mayfield VI Management Partners, a California Limited Partnership Mayfield Associates Fund, a California Limited Partnership
              Kevin A. Fong
              Wendell G. Van Auken, III
              A. Grant Heidrich, III
              F. Gibson Myers, Jr.
              William D. Unger
              Michael J. Levinthal

        (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              c/o Mayfield Fund
              2800 Sand Hill Road
              Menlo Park, CA 94025

        (c)   CITIZENSHIP:

              The entities listed in Item 2(a) are California Limited Partnerships.
              The individuals listed in Item 2(a) are U.S.
              citizens.

        (d)   TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share

        (e)   CUSIP NUMBER:

              847580107


                              Page 11 of 16 pages.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        Not applicable

ITEM 4. OWNERSHIP

        The information regarding ownership as set forth in Items 5-9 of Pages 2-10 hereto, is hereby incorporated by reference.

        For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10. CERTIFICATION

        Not applicable.

                              Page 12 of 16 pages.

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999
                                    MAYFIELD VI INVESTMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                    MAYFIELD VI MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                    MAYFIELD ASSOCIATES FUND
                                    A California Limited Partnership

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Authorized Signatory

                                    F. GIBSON MYERS, JR.

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    KEVIN A. FONG

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                    WENDELL G. VAN AUKEN

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact




                              Page 13 of 16 pages.

                                    MICHAEL J. LEVINTHAL

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact


                                    A. GRANT HEIDRICH, III

                                    By:  /s/ George A. Pavlov
                                         ---------------------------------------
                                         George A. Pavlov, Attorney In Fact


                              Page 14 of 16 pages.

                                    EXHIBIT 1


Exhibit 1- "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit B to the Statement on Schedule 13G dated February 10, 1997.





                              Page 15 of 16 pages.

                                    EXHIBIT 2

                                                           PERCENT OF
                                                             CLASS
  NAME OF REPORTING PERSON          NUMBER OF SHARES        BENEFICIALLY
                                                            OWNED(1)
------------------------------       --------------    -----------------

Mayfield VI Investment Partners,       2,527,583(2)          13.0%
 a California Limited Partnership

Mayfield VI Management Partners,       2,527,583(2)          13.0%
 a California Limited Partnership

Mayfield Associates Fund,                 90,036(3)           0.5%
 a California Limited Partnership

F. Gibson Myers, Jr.                   2,617,619(4)          13.5%

Kevin A. Fong                          2,617,619(4)          13.5%

William D. Unger                       2,617,619(4)          13.5%

Wendell G. Van Auken, III              2,617,619(4)          13.5%

Michael J. Levinthal                   2,617,619(4)          13.5%

A. Grant Heidrich, III                 2,617,619(4)          13.5%

Total                                  2,617,619             13.5%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 9/30/98.

(2) Represents shares held of record by Mayfield VI Investment Partners, of which Mayfield VI Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield Associates Fund.

(4) The individual Reporting Persons listed are General Partners of Mayfield VI Management Partners, which is the General Partner of Mayfield VI Investment Partners. The individual Reporting Persons, except for Mr. Fong, are also General Partners of Mayfield Associates Fund. Mr. Fong is a limited partner of Mayfield Associates Fund. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VI Investment Partners and Mayfield Associates Fund but disclaim such beneficial ownership.


                              Page 16 of 16 pages.